PRESS RELEASE
Date: March 25, 2021

CADIZ INC. ANNOUNCES APPOINTMENT OF SUSAN P. KENNEDY
TO ITS BOARD OF DIRECTORS

Kennedy brings more than 30 years of public and private sector experience and background in sustainable resource management, including her former role as Commissioner of the California Public Utilities Commission and Member of the California Bay-Delta Authority

(Los Angeles, California) - Cadiz Inc. (“the Company”, NASDAQ:CDZI), a California business dedicated to sustainable water and agricultural projects, is pleased to announce Susan Kennedy's appointment to the Company’s Board of Directors.  Kennedy brings more than 30 years of relevant public and private experience, including her roles as former Commissioner of the California Public Utilities Commission, former Chief of Staff and Cabinet Secretary to two California governors, former member of the California Bay-Delta Authority, and as founder and CEO of renewable energy start-up Advanced Microgrid Solutions, which was acquired by AES/Siemens in 2020.

“I am extremely pleased to welcome Susan to the Company’s Board of Directors,” said Scott Slater, Cadiz CEO and Board Member. “Susan is an accomplished and well-respected leader with a diverse background as a CEO, government regulator and consensus builder, particularly in the water and renewable resources sectors.  That experience will help guide Cadiz in our commitments to provide clean, reliable, and affordable water to Californians and be of significant benefit to our Board and our shareholders.”

“I am delighted to join the Cadiz Board at this exciting time,” said Kennedy. “The Company has great potential to make meaningful contributions to addressing California’s water challenges particularly in communities underserved by the State’s traditional water supply system.   I am excited to get to work and contribute my expertise to this important effort.”

Kennedy’s appointment to the Board comes as Cadiz also announces that Board members Murray Hutchison and Richard Nevins, who have honorably served since 1997 and 2016 respectively, will retire at this year’s Annual Meeting of Stockholders in June and not stand for re-election.

“We warmly welcome Susan to our Board and also want to express our sincere thanks to Murray Hutchison and Richard Nevins for their distinguished service and the outstanding contributions they both made to Cadiz during their tenure,” said Keith Brackpool, Chairman of the Board.

Kennedy’s appointment to the Board is effective immediately and comes at an important time for Cadiz, as the Company continues to expand its water and agricultural footprint in California.  Cadiz is focused on advancing its commitments to provide sustainable water and groundwater storage to communities who would benefit from additional access to reliable water supplies.

Kennedy will join the Board’s Compensation Committee and the Corporate Governance and Nominating Committee, which oversees the Company’s public affairs and environmental, social and governance policy practices.

In a separate action, the Board of Directors also re-aligned its committee membership, naming Maria Echaveste the new Chair of the Corporate Governance and Nominating Committee, Winston Hickox the new Chair of the Compensation Committee and Steven Courter as continuing Chair of the newly named Audit and Risk Committee, which amended its Charter to provide specific risk oversight duties.

Richard Nevins and Murray Hutchison will continue to serve on the Board until the Annual Meeting of Stockholders scheduled for June 2021.

Susan Kennedy Background

Susan P. Kennedy is an accomplished policymaker and strategist with a distinguished career as founder and chief executive of a renewable energy company, top advisor to two California Governors, former Commissioner of the California Public Utilities Commissioner, and advisor to high-profile governing boards in the corporate, regulatory, government, and non-profit sectors.  She currently serves as a Senior Executive at Lyft, Inc. Susan, a cleantech visionary, founded California renewable energy start-up Advanced Microgrid Solutions, serving as chief executive officer and board chair from 2013-2020 until it was acquired by Siemens/AES. Prior to entering the private sector, Susan served for two decades at the highest levels of government, including chief of staff to Governor Arnold Schwarzenegger (2006-2011) and cabinet secretary and deputy chief of staff to Governor Gray Davis (1999-2003). From 2003 to 2006, Susan served as Commissioner of the California Public Utilities Commission (CPUC), which regulates the state's investor-owned electricity, gas, telecommunications, and water utilities. In this role, she oversaw CPUC efforts to ensure water utilities deliver clean, safe, and reliable water to their customers at reasonable rates.  In addition to her service on the CPUC, Kennedy was confirmed by the California Senate to serve on the California Bay-Delta Authority, the statewide body responsible for overseeing one of the largest water projects in the world — the $8 billion,10-year restoration of the San Francisco Bay Delta ecosystem — to increase storage, promote efficiency and protect California's extensive levee system. In this role, Kennedy was responsible for agreements among environmentalists, agricultural interests, and urban water users for multi-billion-dollar co-investments in water storage facilities, water use efficiency, and restoration of impaired waterways and fisheries. Susan holds a B.A. in Management from Saint Mary’s College of California.

More information about the members of the Cadiz Inc. Board of Directors is available on the Company’s website - https://www.cadizinc.com/management/.

About Cadiz Inc.

Founded in 1983, Cadiz Inc. (NASDAQ: CDZI) is a California business dedicated to sustainable water and agricultural projects. We own 70 square miles of property with significant water resources in Southern California and are the largest agricultural operation in San Bernardino, California, where we have sustainably farmed since the 1980s.  We are also partnering with public water agencies to implement the Cadiz Water Project, which was named a Top 10 Infrastructure Project that over two phases will create a new water supply for approximately 400,000 people and make available up to 1 million acre-feet of new groundwater storage capacity for the region. Guided by a holistic land management plan, we are dedicated to pursuing sustainable projects and practicing responsible stewardship of our land, water and agricultural resources. For more information, please visit www.cadizinc.com.

Contact:
Courtney Degener
Cadiz Inc.
213-271-1600
cdegener@cadizinc.com

FORWARD LOOKING STATEMENT: This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include the Company’s ability to maximize value for Cadiz land and water resources, the Company’s ability to obtain new financing as needed, the receipt of additional permits for the water project and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.